A preliminary prospectus supplement of the Republic	Filed pursuant to Rule 433
of Colombia accompanies this free-writing prospectus	Registration Statement No. 333-109215
and is available from the SEC’s website at	December 13, 2005
http://www.sec.gov/Archives/edgar/data/	Relating to Preliminary Prospectus Supplement
917142/000119312505241187/d424b5.htm	dated December 13, 2005

REPUBLIC OF COLOMBIA

Reopening of 12.000% Global TES Bonds due 2015 using a Modified Dutch Auction Allocation Mechanism

Summary of Procedures and Time Schedule

This summary may not contain all the information that may be important to you. You should read the entire preliminary prospectus supplement, including the “Risk Factors” section and the accompanying prospectus, before deciding whether to participate in the offering.

1. MAXIMUM TOTAL AGGREGATE PRINCIPAL AMOUNT TO BE ISSUED

The Republic of Colombia (“Colombia” or the “Republic”) plans to issue up to the equivalent of U.S.$250,000,000 aggregate principal amount of its 12.000% Global TES Bonds due 2015 (the “Bonds”), through a reopening in the international markets. The total aggregate principal amount may be less than, but will not exceed, the equivalent of U.S.$250,000,000. See below for a description of the modified Dutch auction mechanism that will be the allocation mechanism for the offering.

2. AGGREGATE PRINCIPAL AMOUNT

The aggregate principal amount of Bonds issued will not exceed the equivalent of U.S.$250,000,000, calculated based upon the Average Representative Market Rate (described on page S-14 and S-32 of the Preliminarily Prospectus Supplement) in effect on December 14, 2005.

3. DURATION OF OFFERING

In accordance with the procedures described below, the offering will begin at 8:30 A.M. (Eastern Standard Time) on December 14, 2005 and will expire at 11:30 A.M. (Eastern Standard Time) on December 14, 2005. The three hours between 8:30AM (Eastern Standard Time) and 11:30AM (Eastern Standard Time) on December 14, 2005 are referred to as the “Proposal Timeframe”. After 11:30 A.M. (Eastern Standard Time) on December 14, 2005 (upon expiration of the Proposal Timeframe), all proposals will become an irrevocable offer to purchase, unless Colombia extends the Proposal Timeframe. Colombia reserves the right to terminate the Proposal Timeframe earlier in its sole discretion.

4. DENOMINATIONS AND MINIMUM INVESTMENT

The Bonds will be issued in denominations of five million Colombian pesos (Ps. 5,000,000) and integral multiples of one million Colombian pesos (Ps. 1,000,000) in excess thereof. The minimum investment is one (1) Bond, or Ps. 5,000,000. Amounts allocated on each order in excess of Ps. 5,000,000 will be rounded down to the nearest Ps. 1,000,000.

5. LISTING AND GOVERNING LAW

Application will be made to admit and trade the Bonds on the Luxembourg Stock Exchange regulated market, pursuant to European Union directive CE 2003/71 and the Luxembourg Prospectus Law. The governing law will be New York. The laws of Colombia will govern all matters relating to authorization and execution by Colombia.

6. AUCTION PARTICIPANTS

The allocation of the Bonds will be conducted pursuant to a modified Dutch auction. The offering, including the modified Dutch auction allocation procedures, will be open to participants in the “Market

Makers” Program as designated by the Republic (“Market Makers”), as well as to certain institutional investors internationally. In Colombia, Market Makers will direct their proposals and those of their local investors through ABN AMRO Incorporated and Morgan Stanley & Co. Incorporated (together, the “Lead Managers”). The Market Makers will not process proposals from international investors, as these requests will be processed by the Lead Managers. Deadlines and procedures for payment of the subscription price for the Bonds will vary depending on whether the investor has an existing U.S. dollar credit account for same-day settlement procedures in place with the Lead Managers.

7. MINIMUM YIELD; NONCOMPETITIVE OFFERS

The minimum yield (“Minimum Yield”) established by the Republic for this modified Dutch auction is 9.120%.

Each properly submitted proposal with investor yields that are equal to or lower than the Minimum Yield or that do not specify a yield will be deemed a “Noncompetitive Offer”, and the corresponding Bonds will be allocated as described below. These may be subject to proration as described in Item 13 below. Investor proposals that do not specify a yield will be considered Noncompetitive Offers. For allocation purposes, all Noncompetitive Offers will be deemed to have submitted a bid at the Minimum Yield.

8. COMPETITIVE OFFERS

Investors may participate in the modified Dutch auction by submitting a proposal indicating a yield higher than the Minimum Yield, which will be deemed a “Competitive Offer” as described below. With each Competitive Offer, an investor must indicate a principal amount of Bonds that the investor would be willing to purchase (the “Subscription Amount”) at the yield indicated. Investors may submit more than one Competitive Offer with different Subscription Amounts that will be accepted or rejected under the terms established in Item 13 below.

In addition, an investor may submit multiple proposals consisting of a combination of Competitive Offers and a Noncompetitive Offer, with different yields and different Subscription Amounts, which will be accepted or rejected under the terms established in Item 13 below, provided that the total of all such offers may not exceed the total amount of Bonds the offeror is prepared to purchase.

9. REDEMPTION

The Bonds will be redeemed in full at par upon maturity, October 22, 2015. The Bonds will not be redeemable before maturity and will not be entitled to the benefit of any sinking fund.

10. SUBSCRIPTION YIELD

The offering subscription yield will be determined based on the Clearing Yield (as defined below) of the modified Dutch auction.

11. INTEREST

Interest accrued on the Bonds will be paid in accordance with the terms and conditions of the Bonds set forth under “Description of the Bonds” in the Preliminary Prospectus Supplement, of which this Summary of Procedures and Time Schedule is a part, and “Description of the Securities” in the accompanying Prospectus. The interest will (i) accrue from October 22, 2005, (ii) be paid annually on October 22 of each year, commencing on October 22, 2006, and (iii) will be computed on the basis of the actual number of days during the period in respect of which interest is being paid, not to exceed 365, divided by 365. Colombia will pay all amounts due in respect of principal or interest in U.S. dollars, as calculated by the calculation agent by translating the Colombian peso amount into U.S. dollars at the Average Representative Market Rate on the applicable Rate Calculation Date.

12. BOND OFFERING MECHANISM

The offering of the Bonds will follow international practices and allocation of the Bonds will be pursuant to the modified Dutch auction described in Item 13 below.

13. BOND PURCHASE

Certain international investors and investors who have a an existing U.S. dollar credit account for same-day settlement procedures with the Lead Managers may purchase Bonds through the Lead Managers. The addresses of the Lead Managers are:

ABN AMRO Incorporated

55 East 52nd Street

New York, NY 10055

Fax. +1 212 409 5439 or +1 212 409 7860

Attention: Victor Sierra / David Pinto

Morgan Stanley & Co. Incorporated

1585 Broadway

New York, NY 10036

Fax. +1 212 507 2535 or +1 212 404 9668

Attention: Abraham Spitz / Charles Moser

The Lead Managers will be responsible for marketing and selling the Bonds.

Qualified local Colombian investors must present their proposals to participate in the modified Dutch auction through the Market Makers. The Market Makers must present the proposals via fax to the Lead Managers at the fax numbers indicated above, using the Irrevocable Order for Colombian Market Makers (Exhibit B to the Preliminary Prospectus Supplement).

Certain international investors and investors who have an existing U.S. dollar credit account for same-day settlement procedures with the Lead Managers may present their proposals directly to the Lead Managers. The Lead Managers will confirm proposals received and, once the Clearing Yield (as defined below) is determined, will confirm by phone whether the proposal was accepted (and the conditions under which the proposal was accepted) or rejected.

All participating investors may present their proposals only during the Proposal Timeframe. Upon expiration of the Proposal Timeframe, all proposals will become irrevocable offers to purchase, unless Colombia extends the Proposal Timeframe.

At 3:30 P.M., or as soon as practicable, Eastern Standard Time, all investors participating in the auction will receive confirmation of the acceptance or rejection of their proposals, and a final term sheet indicating only the final terms of the Bonds will be circulated to those participants whose proposals are accepted.

The mechanism of the modified Dutch auction will be subject to the following conditions:

(a) Rules governing the auction:

(i) Investors may present their proposals only during the Proposal Timeframe described above and through the Lead Managers or Market Makers, as applicable.

(ii) In all cases, the proposals will be processed by the Lead Managers prior to presentation of the offers to the Republic. The proposals will be evaluated in accordance with the terms of the modified Dutch auction, and the Bonds will be allotted based on the modified Dutch auction procedures described herein.

The Lead Managers and the Republic reserve the right to accept or reject any proposal for any reason (including rejecting proposals made by investors with which the Lead Managers do not have an existing relationship or the necessary credit relationship) and are not liable for not accepting a particular proposal.

(iii) Investor proposals that do not specify a yield proposal will be considered Noncompetitive Offers.

(iv) In the event that a proposal received via fax by the Lead Managers from the Market Makers is not in proper form or not legible, the Lead Managers may (but are not required to) attempt to contact the Market Maker by phone to confirm the proposal, following the order of arrival of the faxes.

(v) In the event that any proposals are received by phone from certain institutional investors, the Lead Managers will make a record of the investor’s proposal, including the name of the investor, the name of the person placing the offer, the Subscription Amount and the yield proposal.

(vi) Confirmation procedures for those entities that are international investors will follow the usual international practices.

(b) Pre-allocation

(i) Once the Proposal Timeframe has expired, Colombia will proceed to determine the single clearing yield, which will be applicable to all of the Bonds issued (“Clearing Yield”) and the size of the offering, classifying all the proposals based on the yield proposals (from lowest to highest).

(ii) The Clearing Yield may not be less than the Minimum Yield described above.

(iii) The proposals with yields higher than the Clearing Yield will be eliminated, and the proposals with yields lower than or equal to the Clearing Yield (including Noncompetitive Offers) will be pre-selected for the modified Dutch auction allocation.

(c) Allocation

Once the pre-allocation is complete, Colombia will proceed to determine the resulting aggregate principal amount of the transaction and allocate Bonds accordingly; provided, however, that the total principal amount allocated will not exceed the Principal Amount of the Issue (defined below). The allocation is subject to the following rules:

(i) The Republic will determine the Clearing Yield and the principal amount of the Bonds to be issued (the “Principal Amount of the Issue”) and will communicate these determinations to the Lead Managers.

(ii) If there are proposals from investors that include yields that are lower than or equal to the Clearing Yield and greater than or equal to the Minimum Yield and the total aggregate principal amount covered by such proposals is less than or equal to the Principal Amount of the Issue, then Colombia must allot the aggregate amount offered.

(iii) If the total aggregate principal amount of investor proposals with proposed yields lower than or equal to the Clearing Yield and greater than or equal to the Minimum Yield is larger than the Principal Amount of the Issue, the allotment will be made in order from lowest to highest yields offered. The allocation procedure will be as follows: (i) if the aggregate of all Noncompetitive Offers exceeds the Principal Amount of the Issue, the offers will be accepted pro rata in accordance with the principal amounts offered: (ii) if the aggregate of the Noncompetitive Offers is less than the total Principal Amount of the Issue but the Republic sets the Clearing Yield at a level so as to accept Competitive Offers, all Noncompetitive Offers and all offers below the Clearing Yield, if any, will be accepted in full and the Competitive Offers at the Clearing Yield will be prorated in accordance with the principal amounts thereof so that the aggregate of all offers accepted does not exceed the Principal Amount of the Issue.

(iv) The allocation will occur as soon as practicable after the termination of the Proposal Timeframe. Each Lead Manager will notify investors whether their proposals have been accepted (and the conditions under which each proposal was accepted) or rejected. This notification will be made by phone to each of the participating investors by the Lead Managers in accordance with the procedures described above.

14. PAYMENT TERMS

The subscription price must be paid in full on the fourth business day after the date on which the auction results are notified to offerors (scheduled for December 14, 2005) by wire transfer to an account to be specified. However, investors who have an existing U.S. dollar credit account for same-day settlement procedures with the Lead Managers may pay the subscription price in full pursuant to the procedures agreed to in advance with the Lead Managers by wire transfer to an account to be specified.

15. CLEARING

The Bonds will be represented by one or more registered global securities in fully registered form, without coupons. The Bonds will be registered in the name of a nominee of, and deposited with, JPMorgan Chase Bank, N.A., as common depositary for Euroclear Bank S.A./N.V., as operator of the Euroclear System plc (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”). The Bonds will be available in definitive, certificated form only under certain limited circumstances.

Annex B

IRREVOCABLE ORDER FOR COLOMBIAN MARKET MAKERS

This Irrevocable Order shall be duly filled in and delivered via facsimile for execution at any one of the following offices of the Joint Lead Managers:

ABN AMRO Incorporated	Morgan Stanley & Co. Incorporated
+1 212 409 5439 or +1 212 409 7860	+1 212 507 2535 or +1 212 404 9668
Attn: Victor Sierra / David Pinto	Attn: Abraham Spitz / Charles Moser

TIMING: This irrevocable order MUST BE received between 8:30 and 11:30 a.m. EST on December 14, 2005.

THIS PAGE TO BE SENT BY FAX TO THE LEAD MANAGERS

Reopening of 12.000% Global TES Bonds due 2015

Dear Sirs,

This irrevocable purchase order (the “Order”) is issued on the date hereof in order to evidence our irrevocable commitment to buy any 12.000% Global TES Bonds due 2015 (the “Bonds”) to be issued by THE REPUBLIC OF COLOMBIA, acting as issuer (“Republic of Colombia” or the “Issuer”), in such an amount and subject to such conditions as are set forth below in Appendix I.

A.	Noncompetitive Orders will be filled subject to the limitations outlined in the preliminary prospectus supplement at the Clearing Yield selected by the Republic as described in the preliminary prospectus supplement. The Clearing Yield shall not be lower than the Minimum Yield announced on or at approximately 5:00 P. M. Eastern Standard Time on December 13, 2005.

(i)	Our irrevocable commitment to buy the Bonds at the Clearing Yield (Noncompetitive Offer) is as follows:

Principal Amount Requested (US$)

(ii) Our irrevocable commitment to buy the Bonds with Competitive Offers is as follows: (Competitive Offers will be allocated as described in the Summary of Procedures and Time Schedule )

Principal Amount Requested (US$)	Competitive Yield (express to three (3) decimal places)

*Amounts allocated will be converted into Colombian pesos at the Average Representative Market Rate in effect on December 14, 2005. The minimum investment is one (1) Bond, or Ps.5,000,000. Amounts allocated on each order will be rounded down to the nearest Ps.1,000,000. One principal amount per Competitive Yield.

B. Payment of the Price

Payment of the relevant price amount in relation to any allocated Bonds shall be made in USD by us no later than 10:00 AM EST on by credit to ABN AMRO Bank, N.V., or one of its branch offices or affiliates account to be specified.

Finally, we hereby instruct you that any Bonds so allocated be deposited in Euroclear or Clearstream Luxemburg according to the following:

Account Name	Number

Sincerely yours,

Signature
Name
Title:
Address:
Telephone:

Appendix I

We represent as follows in connection with said purchase of the Bonds:

(i) we have received a full and complete copy of, and we have reviewed, examined and analyzed all the information provided for in, the Prospectus dated October 1, 2003 (including, without limitation, any risk factors therein) (the “Prospectus”), and the Preliminary Prospectus Supplement dated December 13, 2005 (including, without limitation, the terms and conditions of the Bonds and the allocation process therein described, full acceptance of which is hereby acknowledged) (the “Preliminary Prospectus Supplement”) (and together with the “Prospectus” , the “Offering Material”);

(ii) no information and or any other statements have been received by us from the Republic of Colombia or the Lead Managers in relation to the Bonds which may be inconsistent to and or otherwise different from any such information and or statements as are included in any Offering Material;

(iii) no legal, business, financial, tax and or any other advice has been received by us from the Republic of Colombia or any of its entities, or from the Lead Managers in relation to our investment in the Bonds, and our decision to purchase the Bonds is based on our own verification and analysis of the Issuer, the terms and conditions of the Bonds and any such benefits as may be obtained and risks as may be suffered in connection therewith, as set forth in the Offering Material;

(iv) we know and agree upon the placement and allotment process described under the Summary of Procedures and Time Schedule in the Preliminary Prospectus Supplement, and accept the terms and conditions of the Bonds set forth in the Offering Material and any other information and statements therein contained;

(v) we know and agree that the Republic of Colombia or the Lead Managers shall be entitled to refuse acceptance of any Irrevocable Order which, at its or their sole discretion, does not provide for all such information and documents as may be required, or otherwise not be in compliance with any requirements set forth in the Preliminary Prospectus Supplement, even if the offered yield would otherwise allow such an allotment. We also agree that the Lead Mangers can at their sole discretion reject orders for reasons including, but not limited to, of prior relationship or lack thereof, or as a matter of credit or commercial prudence.

(vi) The Republic of Colombia or the Lead Managers may also reject any Irrevocable Order in case of violation of any applicable Colombian rules in respect of money laundering; provided that any such refusal shall not entitle any person to file any claim against the Issuer or the Lead Managers. In addition, the Issuer and the Lead Managers may request compliance with any security requirement to provide for the payment of any offers so made from potential investors who shall submit Irrevocable Orders;

(vii) The Republic of Colombia may, at its sole discretion, and without thereby becoming liable thereof, declare the offer void in relation to the Bonds upon the occurrence of any such events as are described in the Preliminary Prospectus Supplement; and no Bonds shall be issued in case of such declaration;

(viii) we hereby represent and warrant that all funds to be applied by us to the purchase of the Bonds are not derived from any illicit act;

Finally, we are notified of the following dates in relation to the placement of the Bonds:

Placement Period: from 8:30 A.M. EST on December 14, 2005 to 11:30 A.M. EST on the Auction Day.

Delivery of Funds to the Lead Managers: The fourth business day after December 14, 2005, unless alternative settlement procedures are agreed to in advance with the Lead Managers.

The Republic of Colombia may extend this period, provided that notice thereof shall be given by means of a publication on the website of the Ministry of Finance and Public Credit (www.minhacienda.gov.co) prior to the expiration of the Placement Period.

For further information and to confirm delivery of facsimile transmission, please contact the Lead Managers:

ABN AMRO Incorporated

55 East 52nd Street

New York, NY 10055

Attn:              Carlos Vargas (+1 212 409 7523)

                      David Pinto (+1 212 409 7530)

Morgan Stanley & Co. Incorporated

1585 Broadway

New York, NY 10036

Attn:            Abraham Spitz (+1 212 761 7193)

                    Charles Moser (+1 212 761 5841)

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send to you the prospectus if you request it by calling toll-free 1-866-718-1649.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW OR ELSEWHERE WITHIN THE EMAIL ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

Un suplemento de prospecto preliminar de la República de Colombia acompaña el presente prospecto de libre redacción (free writing prospectus) y está disponible en la página web de la SEC en http://www.sec.gov/Archives/edgar/data/917142/000119312505241187/d424b5.htm.

REPÚBLICA DE COLOMBIA

Reapertura de los Bonos 12.000% Global TES, con vencimiento en 2015, usando el Mecanismo de Subasta Holandesa Modificada

Resumen de Procedimientos y Calendario

Este resumen puede no contener toda la información que puede ser de importancia para usted. Antes de decidir su participación en la oferta, usted debe leer por completo el Suplemento del Prospecto Preliminar, incluyendo la sección de “Factores de Riesgo” y el prospecto adjunto.

1. VALOR MAXIMO DEL MONTO DE CAPITAL DE LA EMISION

La República de Colombia (“Colombia” o la “República”) contempla emitir Bonos 12.000% Global TES con vencimiento en 2015 (los “Bonos”) por un monto principal total equivalente a US$ 250,000,000, a través de una reapertura en los mercados internacionales. El monto principal total podrá ser inferior a, pero en ningún caso excederá, una cantidad equivalente a US$ 250,000,000. A continuación se incluye una descripción del mecanismo de oferta holandesa modificada, que será el mecanismo de adjudicación empleado en la oferta.

2. MONTO DE CAPITAL DE LA EMISION

El monto principal total de los Bonos emitidos no excederá una cantidad equivalente a US$ 250,000,000, calculada de acuerdo con la Tasa Representativa de Mercado (descrito en las paginas S-14 y S-32 del Suplemento del Prospecto Preliminar), en efecto el 14 de diciembre de 2005.

3. DURACIÓN DE LA OFERTA

De acuerdo con los procedimientos descritos en el presente anexo, la oferta comenzará a las 8:30 A.M. (hora oficial del Este) el 14 de diciembre de 2005 y terminará a las 11:30 A.M. (hora oficial del Este) del 14 diciembre de 2005. Las tres horas que hay entre las 8:30 A.M. (hora oficial del Este) y las 11:30 A.M. (hora oficial del Este) del 14 de diciembre de 2005 serán referidas como el “Periodo de Propuesta”. Después de las 11:30 A.M. (hora oficial del Este) del 14 de diciembre de 2005 (una vez se culmine el Periodo de Propuesta), todas las ofertas se convertirán en ofertas irrevocables de compra, a menos que Colombia extienda el Periodo de Propuesta. Colombia se reserva el derecho a terminar anticipadamente el Periodo de Propuesta.

4. VALOR NOMINAL E INVERSION MINIMA

Los Bonos se emitirán con un valor nominal de cinco millones de pesos colombianos (Ps. 5,000,000) y de múltiplos integrados de un millón de pesos colombianos (Ps. 1,000,000) en adelante. La inversión mínima es de un (1) Bono, o Ps. 5,000,000. Los importes adjudicados a cada orden superiores a Ps. 5,000,000 serán redondeados a la baja al múltiplo más cercano a Ps. 1,000,000.

5. ADMISION A COTIZACION Y LEGISLACION APLICABLE

Se solicitará la admisión a cotización de los Bonos en el mercado regulado del Luxembourg Stock Exchange, de acuerdo con la directiva de la Unión Europea CE 2003/71 y la legislación luxemburguesa aplicable a prospectos informativos. La legislación aplicable será la de Nueva York. Las leyes de Colombia regirán las cuestiones relativas a la autorización y otorgamiento por Colombia.

6. PARTICIPANTES EN LA SUBASTA

La adjudicación de los Bonos se llevará a cabo de conformidad con una subasta holandesa modificada. La oferta, incluyendo los procedimientos de adjudicación de la subasta holandesa modificada, estará abierta a participantes del Programa de “Creadores de Mercado” designados por la República (“Creadores de Mercado”), así como a ciertos inversionistas institucionales internacionales. En Colombia, los Creadores de Mercado canalizarán sus propuestas y las de sus inversionistas locales a través de ABN AMRO Incorporated y de Morgan Stanley & Co. Incorporated (conjuntamente, las “Entidades Colocadoras”). Los Creadores de Mercado no procesarán propuestas de inversionistas internacionales ya que estas solicitudes serán procesadas por las Entidades Colocadoras. Las fechas límite y los procedimientos de pago del precio de suscripción de los Bonos variará, dependiendo de si el inversionista tiene una cuenta de crédito en dólares de los Estados Unidos de América para procedimientos de liquidación en el mismo día establecida con las Entidades Colocadoras.

7. RENDIMIENTO MÍNIMO; OFERTAS NO COMPETITIVAS

El rendimiento mínimo establecido por la República (la “Tasa Mínima”) para la subasta holandesa modificada es el 9.120%.

Cada propuesta debidamente presentada con rendimientos para inversionistas que sean equivalentes o menores a la Tasa Mínima se considerarán “Ofertas No Competitivas”, y los Bonos correspondientes serán adjudicados como se describe a continuación. Estos podrán ser sometidos a prorrateo, tal y como se describe en la Sección 13. Las propuestas de inversionistas que no especifiquen un rendimiento serán consideradas Ofertas No Competitivas. Para efectos de la adjudicación, se entenderá que toda las Ofertas No Competitivas han pujado al Redimiento Mínimo.

8. OFERTAS COMPETITIVAS

Los inversionistas podrán participar en la subasta holandesa modificada mediante el envío de una propuesta que indique un rendimiento mayor que la Tasa Mínima, la cual será considerada como una “Oferta Competitiva”, tal y como se describe a continuación. Con cada Oferta Competitiva, el inversionista deberá indicar una cantidad de capital de Bonos que el inversionista estaría dispuesto a comprar (el “Monto de Suscripción”) a dicho rendimiento. Los inversionistas podrán enviar más de una Oferta Competitiva con diferentes Montos de Suscripción, las cuales serán aceptadas o rechazadas bajo los términos establecidos en la Sección 13 posterior.

Adicionalmente, un inversionista podrá enviar múltiples propuestas consistentes en una combinación de Ofertas Competitivas y una Oferta No Competitiva, con diferentes rendimientos y diferentes Montos de Suscripción, las cuales serán aceptadas o rechazadas bajo los términos establecidos en la Sección 13 posterior, entendiendo que el total de todas las ofertas no podrá exceder el monto total de Bonos que el oferente esté dispuesto a adquirir.

9. AMORTIZACION

Los Bonos se amortizarán por completo a su valor nominal en la fecha de su vencimiento el 22 de octubre de 2015. Los Bonos no podrán ser amortizados con carácter previo a la fecha de vencimiento y no se beneficiaran de ningún fondo de cobertura (sinking fund).

10. RENDIMIENTO DE SUSCRIPCIÓN

El rendimiento de suscripción ofrecido será determinado con base en la Tasa de Corte (tal y como este término se define a continuación) de la subasta holandesa modificada.

11. INTERESES

Los intereses devengados por los Bonos serán pagaderos de acuerdo con los términos y condiciones de los Bonos, según la Sección “Descripción de los Bonos” del Suplemento del Prospecto Preliminar, del cual el presente Resumen de Procedimientos y Calendario forma parte y “Descripción de los Valores” en el prospecto adjunto. Los intereses (i) se devengarán desde el 22 de octubre de 2005, (ii) serán pagaderos anualmente el 22 de octubre de cada año a partir de 22 de octubre de 2006, y (iii) serán calculados sobre la base del número actual de días respecto del cual se pagan los intereses, sin que este pueda exceder de 365, dividido entre 365. Colombia pagará todas las cantidades debidas respecto del principal o intereses en dólares de los Estados Unidos de América, de acuerdo con los cálculos del agente de pago, convirtiendo la cantidad en pesos colombianos a dólares de los Estados Unidos de América al Tipo de Cambio Representativo de la Fecha de Cálculo que corresponda.

12. MECANISMO PARA LA OFERTA DE BONOS

La oferta de Bonos seguirá la práctica internacional y la adjudicación de los Bonos se hará de acuerdo con la subasta holandesa modificada, tal y como se describe en la Sección 13 posterior.

13. COMPRA DE BONOS

Ciertos inversionistas internacionales y aquellos inversionistas que tengan una cuenta de crédito en dólares de los Estados Unidos de América para procedimientos de liquidación en el mismo día con las Entidades Colocadoras podrán comprar Bonos a través de las Entidades Colocadoras. Las direcciones de las Entidades Colocadoras son las siguientes:

ABN AMRO Incorporated

55 East 52nd Street

New York, NY 10055

Fax +1 212 409 5439 o + 1 212 409 7860

Atención: Victor Sierra / David Pinto

Morgan Stanley & Co. Incorporated

1585 Broadway

New York, NY 10036

Fax +1 212 507 2535 o + 1 212 404 9668

Atención: Abraham Spitz / Charles Moser

Las Entidades Colocadoras serán responsables de la promoción y la venta de los Bonos.

Los inversionistas calificados residentes en Colombia deberán enviar sus propuestas para participar en la subasta holandesa modificada a través de los Creadores de Mercado. Los Creadores de Mercado deberán enviar las propuestas por fax a las Entidades Colocadoras a los números de fax indicados anteriormente, utilizando la Orden Irrevocable para Creadores de Mercado Colombianos (Anexo B del Suplemento del Prospecto Preliminar).

Ciertos inversionistas internacionales e inversionistas que tengan una cuenta de crédito en dólares de los Estados Unidos de América para procedimientos de liquidación en el mismo día con las Entidades Colocadoras podrán presentar sus propuestas directamente a las Entidades Colocadoras. Las Entidades Colocadoras confirmarán las propuestas recibidas y, una vez se determine la Tasa de Corte (tal y como este término se define a continuación), confirmarán por vía telefónica si la propuesta fue aceptada (y las condiciones bajo las cuales fue aceptada la propuesta) o rechazada.

Todos los inversionistas que participen podrán presentar sus propuestas solamente durante el Periodo de Propuesta. Cuando termine el Término de la Oferta, todas las propuestas se convertirán en ofertas irrevocables de compra, a menos que Colombia decida extender el Periodo de Propuesta.

A las 3:30 P.M., Hora Oficial del Este, o tan pronto como sea posible, todos los inversionistas que hayan participado en la subasta recibirán confirmación de la aceptación o el rechazo de sus propuestas, y se enviará un documento de términos y condiciones definitivos indicando únicamente los términos finales de los Bonos a aquellos participantes cuyas propuestas sean aceptadas.

El mecanismo de la subasta holandesa modificada estará sujeto a las siguientes condiciones:

(a) Normas que rigen la subasta:

(i)	Los inversionistas podrán presentar sus propuestas únicamente durante el Periodo de Propuesta descrito anteriormente y a través de las Entidades Colocadoras o de los Creadores de Mercado, según sea el caso.

(ii)	En todo caso, las propuestas serán procesadas por las Entidades Colocadoras antes de la presentación de las ofertas a la República. Las propuestas serán evaluadas de acuerdo con los términos de la subasta holandesa modificada, y los Bonos serán adjudicados con base en los procedimientos aquí descritos para la subasta holandesa modificada. Las Entidades Colocadoras y la República se reservan el derecho de aceptar o rechazar cualquier propuesta por cualquier razón (incluyendo el rechazo de propuestas realizadas por inversionistas con los cuales las Entidades Colocadoras no tengan una relación existente o una relación de crédito necesaria) y no son responsables por no aceptar una propuesta en particular.

(iii)	Las propuestas de inversionistas que no especifiquen una propuesta de rendimiento serán consideradas Ofertas No Competitivas.

(iv)	En caso de que una propuesta recibida por fax por las Entidades Colocadoras proveniente de los Creadores de Mercado no siga el modelo adecuado o no sea legible, las Entidades Colocadoras podrán (pero no estarán obligadas) intentar comunicarse con el Creador de Mercado o con ese inversionista por vía telefónica para confirmar la propuesta, siguiendo el orden de llegada de los faxes.

(v)	En caso de propuestas telefónicas de ciertos inversionistas institucionales, las Entidades Colocadoras harán un registro de la propuesta del inversionista, especificando el nombre del inversionista, el nombre de la persona que hace la oferta, el Monto de Suscripción y la propuesta de rendimiento.

(vi)	Los procedimientos de confirmación para aquellas entidades que no sean inversionistas internacionales seguirán las prácticas internacionales habituales.

(b) Pre-Adjudicación

(i)	Una vez vencido el Periodo de Propuesta, Colombia procederá a determinar la tasa de corte única, la cual será aplicable a todos los Bonos emitidos (la “Tasa de Corte”) y el tamaño de la oferta, clasificando todas las propuestas utilizando como criterio el rendimiento de cada propuesta (de menor a mayor).

(ii)	La Tasa de Corte no podrá ser inferior al Rendimiento Mínimo descrito anteriormente.

(iii)	Las propuestas con rendimientos superiores a la Tasa de Corte serán eliminadas, y las propuestas con rendimientos inferiores o equivalentes a la Tasa de Corte (incluyendo las Ofertas No Competitivas) serán preseleccionadas para la adjudicación de la subasta holandesa modificada.

3. Adjudicación

Una vez se haya completado la preadjudicación, Colombia procederá a determinar la cantidad de capital agregado resultante de la transacción y adjudicará los Bonos de manera correspondiente; teniendo en cuenta que la cantidad total de capital adjudicado no excederá el valor del Monto de Capital de la Emisión (tal y como este término se define a continuación). La adjudicación estará sometida a las siguientes reglas:

(i)	La Republica determinará la Tasa de Corte y el monto de capital de los Bonos que se emitirá (el “Monto de Capital de la Emisión”) y comunicara dicha determinación a las Entidades Colocadoras.

(ii)	Si hay propuestas de inversionistas que incluyan rendimientos inferiores o equivalentes a la Tasa de Corte y superiores o equivalentes al Rendimiento Mínimo, y la cantidad total de capital agregado cubierta por dichas propuestas es menor o igual al Monto de Capital de la Emisión, entonces Colombia deberá asignar el monto agregado ofrecido.

(iii)	Si la cantidad total de capital agregado de las propuestas de inversionistas con rendimientos propuestos inferiores o equivalentes a la Tasa de Corte y superiores o equivalentes al Rendimiento Mínimo, es mayor que el Monto de Capital de la Emisión, la asignación será realizada en orden de rendimientos ofrecidos de menor a mayor. El procedimiento de adjudicación se hará de la siguiente manera: (i) si el importe agregado de todas las Ofertas No Competitivas excede el Monto de Capital de la Emisión, las ofertas serán aceptadas a pro rata de acuerdo con los montos de capital ofrecidos; (ii) si el importe agregado de todas las Ofertas No Competitivas es menor que el Monto Total de Capital de la Emisión, las ofertas serán prorrateadas de acuerdo con los montos de capital ofrecidos; y (iii) si el importe agregado de todas las Ofertas No Competitivas es menor que el Monto de Capital de la Emisión pero la Republica establece la Tasa de Corte en un nivel que permita aceptar Ofertas Competitivas, todas las Ofertas No Competitivas y las ofertas que sean inferiores a la Tasa de Corte, en su caso, serán aceptadas íntegramente, y las Ofertas Competitivas a la Tasa de Corte serán prorrateadas de acuerdo con los importes principales de las mismas, de manera que la suma de todas las ofertas aceptadas no exceda el Monto de Capital de la Emisión.;

(iv)	La adjudicación tendrá lugar tan pronto como sea posible una vez vencido el Periodo de Propuesta. Cada Entidad Colocadora notificará a los inversionistas si sus propuestas fueron aceptadas (y las condiciones bajo las cuales cada propuesta fue aceptada) o rechazadas. Esta notificación será hecha por vía telefónica a cada uno de los inversionistas que hayan participado, por las Entidades Colocadoras de acuerdo con los procedimientos descritos anteriormente.

14. TERMINOS DE PAGO

El importe correspondiente a la suscripción deberá ser satisfecho íntegramente el cuarto día hábil posterior a la fecha en la que los resultados de la subasta se notifican a los oferentes (prevista para el 14 de diciembre de 2005), mediante transferencia bancaria a una cuenta corriente que se especificará con posterioridad. Sin perjuicio de lo anterior, los inversionistas que tengan una cuenta de crédito en dólares de los Estados Unidos de América para procedimientos de liquidación en el mismo día establecida con las Entidades Colocadoras, podrán pagar íntegramente el importe correspondiente a la suscripción de acuerdo con los procedimientos acordados de antemano con las Entidades Colocadoras mediante transferencia bancaria a una cuenta corriente que se especificará con posterioridad.

15. COMPENSACION

Los Bonos estarán representados por uno o más certificados globales nominativos, sin cupones. Los Bonos se registrarán a nombre del beneficiario y serán depositados en JPMorgan Chase Bank, N.A., como depositario común para Euroclear Bank S.A./N.V., operador de Euroclear System plc (“Euroclear”) y para Clearstream Banking, societe anonyme (“Clearstream, Luxembourg”). Los Bonos estarán representados por certificados definitivos solo en determinadas circunstancias.

Anexo B

ORDEN IRREVOCABLE PARA CREADORES DE MERCADO COLOMBIANOS

Esta Orden Irrevocable deberá ser debidamente diligenciada y entregada via fax para su otorgamiento en cualquiera de las siguientes oficinas de las Entidades Colocadoras:

ABN AMRO Incorporated	Morgan Stanley & Co. Incorporated
+1 212 409 5439 or +1 212 409 7860	+1 212 507 2535 or +1 212 404 9668
Att.: Victor Sierra / David Pinto	Att.: Abraham Spitz / Charles Moser

Plazo: Esta orden irrevocable deberá ser recibida entre las 8:30 y las 11:30 a.m. hora oficial del Este el 14 de diciembre de 2005.

ESTA PAGINA DEBERA SERA REMITIDA POR FAX A LAS ENTIDADES COLOCADORAS

Reapertura de los Bonos 12.000% Global TES, con vencimiento en 2015, usando el Mecanismo de Subasta Holandesa Modificada

Estimados señores,

Esta orden de compra irrevocable (la “Orden”) es emitida en esta fecha para dejar constancia de nuestro compromiso irrevocable de comprar cualquiera de los Bonos 12.000% Global TES con vencimiento en 2015 (los “Bonos”) que serán emitidos por LA REPUBLICA DE COLOMBIA, actuando como emisor (la “Republica de Colombia” o el “Emisor”), en la cantidad y sujeto a los términos y condiciones previstos a continuación en el Anexo I.

A.	Las Ordenes No Competitivas serán diligenciadas teniendo en cuenta las limitaciones previstas en el Suplemento del Prospecto Preliminar a la Tasa de Corte escogida por la República, tal y como se describe en el Suplemento del Prospecto Preliminar. La Tasa de Corte no será inferior al Rendimiento Mínimo anunciado a las cinco de la tarde hora oficial del Este (o aproximadamente a dicha hora) el 13 de diciembre de 2005.

(i)	Nuestro compromiso irrevocable de comprar los Bonos a la Tasa de Corte (Oferta No Competitiva) es el siguiente:

Importe de Capital Solicitado (US$)

(ii)	Nuestro compromiso irrevocable de comprar los Bonos con Ofertas Competitivas es el siguiente: (Las Ofertas Competitivas se adjudicaran en la forma prevista en el Resumen de Procedimientos y Calendario)

Importe de Capital Solicitado (US$)	Tasa de Corte (con tres (3) decimales)

*Las cantidades adjudicadas serán convertidas a pesos colombianos la Tasa Representativa de Mercado en vigor el 14 de diciembre de 2005. La inversión mínima es de un (1) Bono, o Ps. 5.000.000. Las cantidades adjudicadas en cada orden serán redondeadas a la baja al múltiplo de Ps. 1.000.000 más cercano. Favor colocar un (1) importe por cada Tasa indicada.

B. Pago del Precio

El pago del precio en relación a los Bonos adjudicados será pagado por nosotros en US$ no más tarde de las 10:00 A.M. (hora oficial del Este), acreditando una cuenta que se especificara a favor de ABN AMRO Bank, N.V. o de cualquiera de sus sucursales o afiliadas.

Finalmente, por medio de la presente les instruimos para que cualquiera de los Bonos adjudicados sean depositados en Euroclear o Clearstream Luxembourg, de acuerdo con el siguiente desglose:

Titular de la Cuenta	Numero

Atentamente,

Firma
Nombre
Cargo:
Dirección:
Teléfono:

Apéndice I

En relación con la compra de los Bonos declaramos que:

(i) hemos recibido una copia completa, y hemos revisado, examinado y analizado toda la información contenida en el Prospecto de fecha 1 de octubre de 2003 (incluyendo, sin limitación, cualesquiera factores de riesgo allí referidos) (el “Prospecto”), y el Suplemento del Prospecto Preliminar de fecha 13 de diciembre de 2005 (incluyendo, sin limitación, los términos y condiciones de los Bonos y el proceso de adjudicación allí descrito, cuya aceptación es reconocida por este medio) (el “Suplemento del Prospecto Preliminar”) (y junto con el “Prospecto” , el “Material de la Oferta”);

(ii) no hemos recibido ninguna información o cualquier otra declaración por parte de la República de Colombia o de las Entidades Colocadoras en relación con los Bonos, que pueda ser inconsistente o distinta de cualquier información o declaración como ha quedado incluida en el Material de la Oferta;

(iii) no hemos recibido ninguna auditoria legal, de negocios, financiera, tributaria o de cualquier otro tipo de la Republica de Colombia o de cualquiera de sus entidades, o de las Entidades Colocadoras con relación a nuestra inversión en los Bonos, y nuestra decisión de comprar los Bonos esta basada en nuestra propia verificación y análisis del Emisor, en los términos y condiciones de los Bonos y en cualesquiera beneficios que se puedan obtener y riesgos que se puedan sufrir con relación a los Bonos, en la forma prevista en el Material de la Oferta.

(iv) conocemos y aceptamos el procedimiento de colocación y adjudicación descrito en el Resumen de Procedimientos y Calendario del Suplemento del Prospecto Preliminar, y aceptamos los términos y condiciones de los Bonos establecidos en el Material de la Oferta y cualquier otra información y las declaración allí contenidas;

(v) conocemos y aceptamos que la República de Colombia o las Entidades Colocadoras estarán facultadas para rechazar la aceptación de cualquier Orden Irrevocable que, a su sola discreción, no contenga toda la información y documentación que sea requerida o que, de otra forma, no cumpla con los requisitos previstos en el Suplemento del Prospecto Preliminar, incluso si el rendimiento ofrecido pudiera de otro modo permitir una adjudicación. También aceptamos que las Entidades Colocadoras pueden a su sola discreción rechazar órdenes por razones que incluyen, sin limitación, una relación previa o la ausencia de la misma, o una cuestión de prudencia crediticia o comercial;

(vi) la República de Colombia o las Entidades Colocadoras también podrán rechazar cualquier Orden Irrevocable en caso de violación de las normas colombianas aplicables respecto al lavado de activos, y dicho rechazo no facultará a ninguna persona para instaurar un reclamo contra el Emisor o las Entidades Colocadoras. Adicionalmente, el Emisor y las Entidades Colocadoras podrán solicitar el cumplimiento con cualquier requisito de seguridad para proveer el pago de cualesquiera ofertas de los inversionistas potenciales que presentaren una Orden;

(vii) la República de Colombia podrá, a su sola discreción, y sin por ello resultar responsable, declarar nula la oferta en relación con los Bonos ante la ocurrencia de cualquiera de los eventos descritos en el Suplemento del Prospecto Preliminar, y ningún Bono será emitido en caso de dicha declaración;

(viii) por este medio representamos y garantizamos que todos los fondos que utilizaremos para la compra de los Bonos no derivan de cualquier acto ilegal.

Finalmente, somos notificados de lo siguiente en relación con la colocación de los Bonos:

Periodo de Colocación: Desde las 8:30 A.M. hora oficial del este del 14 de diciembre de 2005 hasta las 11:30 A.M. hora oficial del este del Día de la Subasta.

Entrega de los Fondos a las Entidades Directoras: El cuarto día hábil posterior al 14 de diciembre de 2005, a menos que se acuerden previamente procedimientos de liquidación alternativos con las Entidades Colocadoras.

La República de Colombia podrá prorrogar este periodo, mientras que dicha prórroga se notifique mediante la publicación en la página del Ministerio de Hacienda y Crédito Público (www.minhacienda.gov.co) antes de la expiración del Periodo de Propuesta.

Para obtener información adicional y para confirmar entrega por fax, por favor contacte a las Entidades Colocadoras.

ABN AMRO Incorporated

55 East 52nd Street

New York, NY 10055

Att:	Carlos Vargas (+1 212 409 7523)

                    David Pinto (+1 212 409 7530)

Morgan Stanley & Co. Incorporated

1585 Broadway

New York, NY 10036

Att:	Abraham Spitz (+1 212 761 7193)

                    Charles Moser (+1 212 761 5841)

El emisor ha presentado una documento de registro (registration statement) (incluyendo un prospecto) en la SEC con relación a la oferta a la que la presente comunicación se refiere. Antes de invertir, debería leer el prospecto contenido en dicho documento de registro y cualquier otro documento que el emisor haya registrado con la SEC para obtener una información mas completa sobre el emisor y la presente oferta. Puede obtener estos documentos de forma gratuita visitando el sitio EDGAR en la página web de la SEC en www.sec.gov. Alternativamente, el emisor, cualquiera de las entidades colocadoras o cualquier otro agente o corredor que participe en la presente oferta podrá enviarle el prospecto si usted así lo solicita llamando gratuitamente al 1-866-718-1649.

CUALQUIER ADVERTENCIA U OTRA NOTIFICACION QUE PUEDA APARECER A CONTINUACION O EN EL PRESENTE E-MAIL NO RESULTA DE APLICACION A ESTA COMUNICACION Y NO DEBERA SER TENIDA EN CUENTA. DICHA ADVERTENCIA O NOTIFICACION HA SIDO AUTOMATICAMENTE GENERADA COMO RESULTADO DEL ENVIO DE LA COMUNICACION VIA BLOOMBERG O ATRAVES DE OTRO TIPO DE SISTEMA DE E-MAIL.